Loan Agreement

Borrower: Nanyang Universal Solar Technology Co., Ltd. (Hereinafter referred to Party A)

Lender: Zhuhai Yuemao Laser Facility Engineering Co., Ltd. (Hereinafter referred to Party B)

Considering:
1.
Party A is a Macau sole proprietorship enterprise registered in Nanyang City of Henan Province with the registered capital of USD 3,000,000. Party A is urgently in demand of funds for the purpose of plant construction and equipment purchasing.

2.	Party B agrees to, by using its own funds, make loans to Party A.
3.
Party A has provided B with all the information about the construction projects and made commitment that all the provided information is true, accurate, complete, without omission or fraud. Party A shall undertake all the responsibilities for breach of this commitment. Party A has made statement for information not included in the provided documents and already taken initial survey. Party A is required to take further survey under requirement.

Therefore, Party A and Party B reached the following loan agreement on the basis of equality and voluntariness.
I. Amount of Loans: RMB 22,200,000.00.
II. Period of Loans: The minimum loan period is a half year and the maximum loan period is 3 years. Party B is entitled to decide the next loan period by one month ahead of the term loan maturity date according to the agreement fulfillment conditions and Party A’s business status. Loan starts on December 1, 2009
III. Time of Receiving Loan, Interest Rate and Method of Calculation of Charges:
1.The loans shall reach Party A’s account in demanded installments.
2.The loan interest rate is equal to the one-year term bank loan interest rate for the corresponding period.
3.The loan interest shall be paid in full on maturity.
IV. Purpose of Loan: The principal of loan is only limited to fund construction preparation, equipment purchase and plant construction. The loan shall be used exclusively for its designated purpose and shall not be used for any other purpose without the accommodator’s consent.

V. Use of Loan: Party A shall make real-time loan utilization report and provide essential contracts of purchasing and constructions since the date of signing this agreement.
VI. Repayment of Loan: If the borrower is not able to repay the loan in time, the borrower shall provide a written Application for Deferment of Loan Repayment to the lender at least 15 days before the loan maturity date. Under this circumstance, the accommodator can take further acts following related regulations.
VII. Breach of Contract and Dealing with Breach of Contract:
1. Following the borrower’s breach of contract:
1.1 The Borrower is not able to use the loan as planed installments or repay the principal and interest following this agreement.
1.2．The Borrower does not use the loan for its designated purpose or use it for other purposes without the Accommodator’s consent.
1.3．The Borrower resells the goods purchased with the loan without the Lender’s consent.
1.4．The Borrower breaches other contract terms in this agreement.
2. The Lender is entitled to take the following acts according to the Borrower’s breaches:
2.1．Cancel the untapped loan to the borrower.
2.2．Surcharge 50% interest fine to the default loan.
IX. This Agreement shall be effective as of the date of execution and shall expire when both Parties has fully performed their obligations under this agreement. This agreement is in duplicate and each party has one copy. Both parties can consult and decide supplementary terms further if this agreement has some omit.

The Borrower: Nanyang Universal Solar (Seal)

The Lender:  (Seal)

Date:  December 1, 2009